Exhibit 99.1

Press Release

For Release 7:45 a.m. EST February 20, 2007

Contact:

Greg Kaufman, Marketing Communications

(510) 668-7000

Exar Appoints Industry Veteran J. Scott Kamsler Senior Vice President, Chief Financial Officer

Fremont, California, February 20, 2007—Exar Corporation (Nasdaq: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced that J. Scott Kamsler has joined Exar as Senior Vice President and Chief Financial Officer. Mr. Kamsler reports to Dr. Roubik Gregorian, President and Chief Executive Officer and is responsible for Exar’s finance, accounting, treasury, tax and investor relations functions.

“I am pleased to have Scott as a member of our executive team,” said Dr. Roubik Gregorian, president and CEO. “Scott has demonstrated successes with public company and industry related issues. With his extensive finance and business experience I fully expect him to be a key contributor on matters of strategic and tactical importance.”

Mr. Kamsler has more than 25 years of financial management experience with technology companies in the semiconductor, communications, and instrumentation industries. Prior to joining Exar, Mr. Kamsler was Vice President and Chief Financial Officer at Centillium Communications, Inc., a supplier of broadband access semiconductors, where he was responsible for finance, accounting and investor relations and was instrumental in significantly improving operating results. Before joining Centillium, Mr. Kamsler served as Vice President of Operations at Wyse Technology Inc., a manufacturer of thin client computers, where he was responsible for finance, information technology, human resources and supply chain management. Before that he was Vice President, Finance and Chief Financial Officer at Tasman Networks, Inc., a manufacturer of access and aggregation routers. Prior to Tasman Networks, Mr. Kamsler served as Chief Financial Officer of four public companies: Symmetricom, Inc., DSP Technology Inc., Solitec, Inc. and E-H International, Inc. Earlier in his career, he held various finance positions at Intel and was an auditor with Peat Marwick Mitchell. Mr. Kamsler is a CPA and received his Bachelor of Arts from Willamette University and his M.B.A. from the University of Washington.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for a variety of markets including networking, serial communications, and storage. Leveraging its industry-proven analog design expertise and system-level knowledge, Exar delivers to customers a wide array of technology solutions for current as well as next generation products. The Company is based in Fremont, CA, had fiscal 2006 revenues of $67.0 million, and employs approximately 260 people worldwide. For more information about the Company visit: http://www.exar.com.